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                                                                     EXHIBIT 5.1



                        October 24, 2000



AstroPower, Inc.
Solar Park
Newark, Delaware 19716-2000

Ladies and Gentlemen:

     We have acted as counsel to AstroPower, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act") of an aggregate of 1,552,000 shares (the "Shares") of the Company's common stock, $.01 par value (the "Common Stock"), of which (i) 1,100,000 Shares are to be offered upon the terms and subject to the conditions set forth in the AstroPower, Inc. 1999 Stock Option Plan (the "Plan"),(ii) 302,000 Shares are to be offered upon the exercise of options granted pursuant to the Amended and Restated Employment Agreement of Allen M. Barnett (the "Employment Agreement"),
(iii) 90,000 Shares are to be offered upon the exercise of options granted to Allen M. Barnett pursuant to a Non-Qualified Stock Option Agreement and (iii) 60,000 Shares are to be offered upon the exercise of options granted to five of the Company's directors pursuant to Non-Qualified Stock Option Agreements (the "Non-Qualified Option Agreements").

     In connection therewith, we have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company, the Plan, the Employment Agreement, the Non-Qualified Option Agreements, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We have also reviewed the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

     Based on the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for the issuance and, that the Shares issued and outstanding are and that the Shares to be issued, when issued in accordance with the terms of the applicable Plan will be, duly and validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Item 5. Interests of Named Experts and Counsel" in the Registration Statement and under the heading "Legal Matters" in the Prospectus.

                           Sincerely,

                           Foreht Last Landau Miller & Katz, LLP


                           By: /s/ Peter Landau
                           ----------------------
                           Peter Landau